COINSURANCE AGREEMENT

                                  between

                 UNIVERSAL GUARANTY LIFE INSURANCE COMPANY

                                    and

                FIRST INTERNATIONAL LIFE INSURANCE COMPANY

                            TABLE OF CONTENTS
                                                                    Page

         ARTICLE I - DEFINITIONS                                      2
         ARTICLE II - COVERAGE                                        5
         ARTICLE III - GENERAL PROVISIONS                             5
         ARTICLE IV - REINSURANCE AND POLICY PREMIUMS                 9
         ARTICLE V - EXPENSE ALLOWANCE                               11
         ARTICLE VI - DEATH BENEFITS AND OTHER PAYMENTS              11
         ARTICLE VII - DIVIDENDS                                     12
         ARTICLE VIII - ACCOUNTING                                   12
         ARTICLE IX - DURATION AND TERRITORY                         13
         ARTICLE X - INSOLVENCY                                      14
         ARTICLE XI - ARBITRATION                                    14
         ARTICLE XII - REINSURING CLAUSE AND CONTRACTUAL
                       CONDITIONS                                     16
         ARTICLE XIII -EXECUTORY CONTRACT AND INSOLVENCY-SETOFF.      17
         ARTICLE XIV - REPRESENTATIONS AND WARRANTIES                 18
         ARTICLE XV - CONDITIONS PRECEDENT                            19
         ARTICLE XVI - ASSUMPTION REINSURANCE                         20
         ARTICLE XVII - INDEMNIFICATION                               21
         ARTICLE XVIII - ESTABLISHMENT OF AN ASSET TRUST              21
         ARTICLE XIX - MISCELLANEOUS PROVISIONS                       22
              SCHEDULE A - ADMINISTRATIVE SERVICE
                             AND STANDARDS                           A-1
              SCHEDULE B - EXPENSE ALLOWANCE                         B-1
              SCHEDULE C - INITIAL REINSURANCE REPORT                C-1
              SCHEDULE D - PART I - MONTHLY PERIOD REINSURANCE
                             REPORTS                                 D-1
              SCHEDULE D - PART II - QUARTERLY POLICY EXHIBIT        D-2
              SCHEDULE D - PART III - ANNUAL REPORTS                 D-3
              SCHEDULE E - RECAPTURE PROVISIONS                      E-1
              SCHEDULE F - DAC TAX ELECTION                          F-1

              EXHIBIT 1 -  ASSUMPTION REINSURANCE AGREEMENT         [   ]

                           COINSURANCE AGREEMENT

                 This Coinsurance Agreement (the "Agreement") is made and entered into as of the 30th day of September, 1996 between UNIVERSAL GUARANTY LIFE INSURANCE COMPANY, a life insurance company (the "Company"), and FIRST INTERNATIONAL LIFE INSURANCE COMPANY, a
           life insurance company (the "Reinsurer").

                 WHEREAS, the Company has agreed to cede to the Reinsurer, and the Reinsurer has agreed to accept on a coinsurance basis, 100% of the Reserves and Liabilities (as hereinafter defined) arising under or with respect to the Reinsured Policies (as hereinafter defined) issued by the Company on or before the Effective Date (as hereinafter defined); and

                WHEREAS, the Reinsurer, is simultaneously entering into an Assumption Reinsurance Agreement (the "Assumption Reinsurance Agreement") with the Company, pursuant to which, contingent upon certain events specified in Article XVI below, the Reinsurer may elect to assumption reinsure the Reinsured Policies, with a concurrent novation and complete release of the Company from any liability under such Reinsured Policies, on a state by state basis upon the receipt of any and all applicable regulatory approvals and notice to relevant Policyholders followed by expiration of the applicable period with no opt out by such Policyholders or the obtaining of required consents from such Policyholders, as the case may be; and

               WHEREAS, should the Reinsurer elect to assumption reinsure the Reinsured Policies pursuant to the Assumption Reinsurance Agreement, certain of the Company's Policyholders may opt out of or not consent to the assumption of their policies by the Reinsurer, in which event the Company will remain primarily obligated to such Policyholders under the Non-Assumed Policies (as hereinafter defined); and WHEREAS, the Reinsurer acknowledges and agrees that it shall be bound to perform its obligations as Reinsurer to the Company as primary insurer under this Agreement with respect to the Non-Assumed Policies subsequent to the Effective Date of the Assumption Reinsurance Agreement;

               WHEREAS, the Reinsurer acknowledges and agrees that it shall be bound to perform its obligations as Reinsurer to the Company as primary insurer under this Agreement with respect to the Non-Assumed Policies subsequent to the Effective Date of the Assumption Reinsurance Agreement;

               NOW, THEREFORE, in consideration of the foregoing the Company and the Reinsurer mutually agree that they shall enter into this Agreement under the terms and conditions stated herein.

               This Coinsurance Agreement is between the Company and the Reinsurer, or their assignees or successors, and the performance of the obligations of each party under this Agreement shall be rendered solely to the other party or parties. In no instance shall anyone other than the Company or the Reinsurer, or their assignees or successors, have any rights under this Agreement. Until the Reinsurer has reinsured a Reinsured Policy on an assumption reinsurance basis pursuant to Article XVI below, the Reinsurer shall not be liable to any insured, contract owner, or beneficiary under any insurance policy or contract reinsured hereunder.

                                   ARTICLE I

                                  DEFINITIONS

               As used in this Agreement, the following capitalized terms shall have the following meanings (definitions are applicable to both the singular and the plural forms of each term defined in this Article):

              "Accounting Period" means the calendar month, except that the first Accounting Period shall be the period commencing with the Effective Date and ending with the last day of the then current calendar month, and the final Accounting Period shall be the period commencing with the first day of the calendar month that includes the day on which the last Reinsured Policy terminates, and ending on such day.

              "Administration Cost" shall have the meaning set forth in
     Section 3.01.

              "Annual Report" means the report required to be prepared in accordance with Section 8.05 and providing the data as shown on Schedule D - Part III.

              "Benefits" shall have the meaning set forth in Section
     6.01.

              "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in the States of New York, Ohio and Delaware are permitted or obligated by law to be closed.

              "Closing Date" shall be that date ten (10) Business Days following receipt of notice from the Company to the Reinsurer that all of the conditions in Article XV hereunder have been satisfied.

              "Effective Date" means the date specified in Section 2.01.

              "Expense Allowance" shall mean the ceding commission payable in connection with the acquisition of the Reinsured Policies and as described in Schedule B.

              "Extra Contractual Liabilities" means all liabilities, other than the express obligations set forth in the Reinsured Policies, including, without limitation, any liability for consequential, exemplary, punitive or similar damages, relating to the Reinsured Policies, which liability arises from any act, error or omission by the Company, its directors, officers, employees or agents prior to the Effective Date, whether intentional or otherwise, or from any bad faith prior to the Effective Date in connection with the handling of any claim or obligation under any of the Reinsured Policies or in connection with the issuance, delivery or cancellation of any of the Reinsured Policies.

              "Dividends" shall have the meaning set forth in Section
     7.01.

              "Gross Premiums" means the premiums collected on or after the Effective Date from Policyholders for the Reinsured Policies.

              "Initial Reinsurance Consideration" shall mean the difference between the Initial Reinsurance Premium and the Expense Allowance, as described in Schedule B.

              "Initial Reinsurance Premium" shall have the meaning set forth in Section 4.02.

              "Initial Reinsurance Report" shall have the meaning set forth in Section 8.02.

              "Insolvency Proceedings" shall have the meaning set forth in Section 13.05.

              "Monthly Report" means the report required to be prepared in accordance with Section 8.03 and providing the data as shown on Schedule D - Part I.

              "Monthly Settlement" means the net amount due and payable to either party with respect to any Accounting Period.

              "Non-Assumed Policies" means Reinsured Policies that shall not have been novated to the Reinsurer under the terms of the Assumption Reinsurance Agreement, and under which the Company retains primary liability.

              "Other Amounts" shall have the meaning set forth in Section
     4.02.

              "Policyholder" means the holder of any Reinsured Policy.

              "Policy Loan" shall have the meaning set forth in Section
     2.05.

              "Policy Loan Interest or Repayments" shall have the meaning set forth in Section 2.05.

              "Quarterly Report" means the report required to be prepared in accordance with Section 8.04 and providing the data as shown on Schedule D - Part II.

              "Reinsurance Agreement" means any reinsurance agreement between the Company as cedent and any third party reinsurer under which the Company's Reserves and Liabilities with respect to the Reinsured Policies or some portion thereof are transferred, whether or not such contract of reinsurance is also applicable to business other than the Reinsured Policies.

             "Reinsurance Premiums" shall have the meaning set forth in
     Section 4.02.

             "Reinsured Policies" means all paid-up insurance policies, contracts, binders or certificates of insurance, and all riders, endorsements and amendments thereto, whether written or oral, issued or assumed by the Company, that are in force on the Effective Date, except those offered in settlement to so called "HIV" policyholders and paid-up business associated with the Company's Jr./Sr. Plan Single Premium Interest Sensitive Whole Life policies, including, without limitation, policy loans.

             "Reserves and Liabilities" means the statutory reserves required to be held by the Company as of the Effective Date (subject to the provisions of Section 4.01 hereof)in support of the policy liabilities arising under the Reinsured Policies and payable after the Effective Date (determined by reference to lines 1, 5, 7 and 8 on page 3 of the 1995 Annual Statement Blank) less Policy Loans.

             "Risk Based Capital" shall mean the National Association of Insurance Commissioners Risk Based Capital Model Act as codified in the Ohio Insurance Code at Sections 3903.81 to 3903.93.


                                  ARTICLE II

                                   COVERAGE
              2.01.  Coverage.  As of September 30, 1996 (the
     "Effective Date"), upon the terms and conditions, including, but not limited to, the Company's satisfaction on or before the Closing Date of all the conditions contained in Article XV hereunder, and for the considerations hereinafter contained, the Company agrees to cede and transfer to the Reinsurer, and the Reinsurer agrees to accept and reinsure, 100% of the Reserves and Liabilities, which excludes all claim liabilities, arising under the Reinsured Policies.

             2.02. Conditions. The reinsurance hereunder is subject to the same limitations, terms and conditions as the Reinsured Policies, except as otherwise provided in this Agreement.

             2.03. Exclusions. This Agreement does not apply to and specifically excludes from coverage any Extra Contractual Liabilities.

             2.04. Plan of Reinsurance. This reinsurance shall be on the coinsurance basis.

             2.05. Policy Loans. The Reinsurer shall participate in any policy loan ("Policy Loan") effected by the Company with respect to a Reinsured Policy, and shall receive all policy loan repayments and interest ("Policy Loan Repayments and Interest") thereon.

             2.06. Maintenance of Licenses. The Company shall use its reasonable efforts to maintain its licenses and other approvals in all jurisdictions to the extent necessary for the Company to insure and cede the Reinsured Policies.


                                   ARTICLE III

                                GENERAL PROVISIONS

             3.01. Administration. (a) So long as this Agreement is in effect, the Company shall remain responsible for the administration of each and every Reinsured Policy reinsured hereunder. The Company shall be compensated at the rate of $7.50 per Reinsured Policy per calendar year (the "Administration Cost"), payable at the rate of $0.625 per policy per month based upon the beginning of quarter in force.

            (b)  Should the Reinsurer exercise its rights under Article
     XVI to assumption reinsure the business reinsured hereunder, the Reinsurer shall then be responsible for the administration and shall no longer be obligated to pay the Administration Cost for such policies. The Reinsurer reserves the right to appoint a subcontractor to perform part or all of the services set forth above as the agent of the Reinsurer.

            (c) Notwithstanding 3.01(a), above, should service standards not meet those specified in Schedule A, the Reinsurer shall notify the Company as to which standards the Company has not satisfied. The Company shall have thirty (30) days to meet standards specified in such notice. Should any such standards not be met within the thirty
     (30) day cure period, the administration fee shall be reduced to $7.00 per Reinsured Policy per year. If standards are not met for any three
     (3) consecutive months in a calendar year or four (4) months in any rolling twelve (12) month ending period the Reinsurer shall have the right to take over administration.

            (d)  Notwithstanding any other provisions of this Section
     3.01, the Reinsurer reserves the right to purchase the administrative capabilities of the Company, for a price to be agreed upon by the parties hereto, if the Reinsurer determines that administration of the Reinsured Policies should be transferred from the Company.

            3.02. Inspection. The Reinsurer or its designated representative may inspect, at the offices of the Company where such records are located, the papers and any and all other books or documents of the Company reasonably relating to the Reinsured Policies, during normal business hours for such period as this Agreement is in effect or for as long thereafter as the Company seeks performance by the Reinsurer pursuant to the terms of this Agreement. The information obtained shall be used only for purposes relating to reinsurance under this Agreement. The Reinsurer's rights under this Section shall survive termination of this Agreement.

            3.03. Misunderstandings and Oversights. If any delay, omission, error or failure to pay amounts due or to perform any other act required by this Agreement is unintentional and caused by misunderstanding or oversight, the Company and the Reinsurer will adjust the situation to what it would have been had the misunderstanding or oversight not occurred. The party first discovering such misunderstanding or oversight, or act resulting from the misunderstanding or oversight, will notify the other party in writing promptly upon discovery thereof, and the parties shall act to correct such misunderstanding or oversight within twenty (20) Business Days of receipt of such notice. However, this Section shall not be construed as a waiver by either party of its right to enforce strictly the terms of this Agreement.

              3.04. Age, Sex and Other Adjustments. If the Company's liability under any of the Reinsured Policies is changed because of a misstatement of age or sex or any other material fact, the Reinsurer will share in the change proportionately to the amount reinsured hereunder.

              3.05. Reinstatements. If a Reinsured Policy that is or has been put on paid-up status is reinstated to a premium paying basis while this Agreement is in force, the reinsurance for such Reinsured Policy shall be recaptured under the terms specified in Schedule E attached.

              3.06. Non-Compete. The Company shall take no direct or indirect action to induce any policyholder of a Reinsured Policy to terminate, reinstate, lapse or exchange such policy.

              3.07.  Contract Changes or Reserve Assumption Changes.
     The Company, on its own initiative, shall not change (i) the terms and conditions of any Reinsured Policies or (ii) the assumptions, including the statutory reserve accumulation rate assumption, used by the Company to establish the Reserves and Liabilities with respect to such Reinsured Policies. The Reinsurer shall share proportionately in any change in contract or in Reserves and Liabilities required by any regulatory authority having jurisdiction over the Company in the ordinary course of exercising its powers or otherwise required by law and in any such changes made by the Company and consented to by the Reinsurer.

             3.08.  Compliance with Applicable Laws and Regulations.

                (a) Intent of Parties. It is the intention of the parties that this Agreement shall be interpreted in accordance with the laws as of the date of execution hereof by both parties and comply with all existing applicable state and federal laws and regulations, and as from time to time are or may be in effect, in such a way that the Reinsured Policies remain reinsured on the coinsurance plan.

                (b)  Procedures to Reflect Changes in Laws or
     Regulations. In the event that it is determined by an insurance regulatory authority or the Internal Revenue Service or by either party upon the advice of an insurance regulatory authority or the Internal Revenue Service that this Agreement fails to conform to the requirements of existing applicable laws and regulations and that the Agreement may be brought into conformity with said requirements only by means of a material change to the Agreement, or in the event that such laws or regulations are changed subsequent to the Effective Date and such change has a material adverse affect on either party or requires a material change to the Agreement in order for the Agreement to conform with applicable laws and regulations, the parties shall exercise reasonable efforts to reach an agreement to amend the Agreement so as to return the parties to the economic position that they would have been in had no such change occurred or so that both parties share the economic position that they would have been in had no such change occurred or so that both parties share the economic detriment of such change equally. If the parties are unable to reach an agreement to amend the Agreement, then the differences between the parties shall be resolved through arbitration in accordance with the provisions of
     Article XI. In the event that any change required to conform the Agreement to the requirements of applicable law or regulation is not material, the Agreement shall be amended accordingly. In no event, however, shall this provision prevent either party from exercising any right it otherwise has under this Agreement. For purposes of this
     Section 3.08(b), the word "material" shall mean, when used with respect to (i) any change in law or regulation, or any change into the Agreement necessary to bring the Agreement into conformity with the requirements of any law or regulation; or (ii) any delay, omission, error or failure to pay amounts due or to perform any other act required under this Agreement; or (iii) any default, that the effect or effects of any of (i), (ii) or (iii) above (either individually or cumulatively) results in a deviation from a projected return under this Agreement (absent the occurrence of (i), (ii) or (III) above, either individually or cumulatively) by at least five percent (5%), measured from the first day that the occurrence of (i), (ii) or (iii) above, or series thereof, taken into account on a cumulative basis, occurred or becomes effective.

              (c)  Notification of Disapproval or Change in Law.
     The Company shall promptly notify the Reinsurer of any disapprovals, recommended changes or statements regarding the Agreement that are made by any insurance regulatory or tax authorities and of any change in law, regulation or rulings affecting the Agreement. The Reinsurer shall be allowed to make its own defense of the Agreement with said authorities.

            3.09. Payments. All payments made pursuant to this Agreement (other than the Initial Reinsurance Premium described in
     Section 4.01 of this Agreement) shall be made in immediately available funds.

            3.10.  Investigations.  The Company shall notify the
     Reinsurer immediately, in writing, of any and all investigations of the Company or its principal officers or shareholders conducted by any federal, state or local governmental or regulatory agency.

            3.11. Conduct of Business. Between the Effective Date and the Closing Date, the Company shall continue the operations of its business with respect to the Reinsured Policies in accordance with prior practices and will not engage in any additional Reinsurance Agreements.

            3.12. Duty of Cooperation. Each party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of, and consummate the transactions contemplated under, this Agreement. This duty to cooperate shall include, but not be limited to, making all necessary insurance regulatory filings and obtaining all insurance regulatory approvals required, making available any Reinsured Policy records which either party subsequently may require to resolve issues related to claims or Reserves and Liabilities.

            3.13. Compliance. The Company covenants to maintain the Reinsured Policies in compliance with all applicable requirements of law and on forms approved in all material respects by the appropriate governmental authorities except to the extent that such failure to be in compliance therewith does not have a material adverse effect.


                                    ARTICLE IV

                          REINSURANCE AND POLICY PREMIUMS

            4.01.  Initial Reinsurance Consideration.  On the Closing
     Date, as consideration for the assumption by the Reinsurer of the Reserves and Liabilities under the Reinsured Policies, the Company shall transfer to the Reinsurer assets ("Assets") with an aggregate market value equal to one hundred percent (100%) of Reserves and Liabilities as of the Effective Date, which excludes all claim liabilities, (the "Initial Reinsurance Premium"), less the Expense Allowance described in Article V below (such net amount being the "Initial Reinsurance Consideration" as described in Schedule C attached hereto). The Assets being transferred shall be based upon valuations and estimates made three (3) Business Days prior to the Closing Date. Both the Assets and the Initial Reinsurance Premium (shown on Schedule C) shall be subject to further and final adjustment as follows: (1) within 90 days after the Closing Date, the Reinsurer shall send a notice to the Company advising the Company of the final valuation of both the Assets (valued as of the Closing Date) and the Initial Reinsurance Premium (valued as of the Effective Date), (2) the Company shall then have five (5) Business Days from receipt of the aforementioned notice to make an adjustment to the Assets, including any additional transfers to the Reinsurer, in order to reflect the final valuation of the Assets and Initial Reinsurance Consideration pursuant to this Section 4.01.

            4.02. Reinsurance Premium. As additional consideration for the assumption by the Reinsurer of the Reserves and Liabilities under the Reinsured Policies, the Reinsurer shall be entitled to collect and retain 100% of all Gross Premiums, Policy Loan Interest or Repayments and any other amounts ("Other Amounts") received from Policyholders or others on and after the Effective Date with respect to the Reinsured Policies less Dividends paid in cash, as described in
     Article VII, less reinsurance premiums payable under the Reinsurance Agreements, less Administration Costs, as described in Article III.
     The Company will promptly remit to the Reinsurer all other amounts that may be remitted to it by Policyholders or others with respect to the Reinsured Policies. Furthermore, with respect to any such remittances, the Company shall also promptly furnish the Reinsurer with all pertinent information that the Company receives on and after the Effective Date pertaining thereto (e.g., the nature of payment, source of funds, policy number or agreement (as appropriate) and period(s) to which it relates and any instructions accompanying same), in a form acceptable to the Reinsurer.

             4.03.  Credit for Recoverables from Ceded Reinsurance.
     From the Effective Date, in any Monthly Settlements, the computation of Benefits paid on Reinsured Policies shall include a credit in favor of the Reinsurer in the amount of reinsurance that is recoverable pursuant to the terms of any Reinsurance Agreement for any payments made to Policyholders pursuant to the terms of the Reinsured Policies. The Company shall continue to pay any premiums or other charges for any such Reinsurance Agreements until termination of this Agreement, and the Company shall continue to collect reinsurance recoverables, if any, made pursuant to such Reinsurance Agreements.

              4.04. Reserves. The Reinsurer shall establish and maintain appropriate reserves with respect to the Reinsured Policies.


                                    ARTICLE V

                                EXPENSE ALLOWANCE

              5.01.  Expense Allowance.  On the Closing Date, the
     Reinsurer shall pay the Company an expense allowance (the "Expense Allowance") in the amount as set forth in Schedule B.


                                    ARTICLE VI

                         DEATH BENEFITS AND OTHER PAYMENTS

              6.01.  Death Benefits and Payments under Settlement
     Options. The Reinsurer shall assume liability for, subject to Section 2.03, all death benefits, all periodic or lump sum payments on settlement options or withdrawals from Dividends on deposit, and all surrender and endorsement payments to Policyholders with respect to Reinsured Policies (such death benefits and other payments are referred to collectively as "Benefits"), and shall indemnify the Company with respect to any such Benefits paid by the Company incurred after the Effective Date.

              6.02. Claims. The reinsurance claim and copies of notification, claim papers, and proofs will be furnished by the Company to the Reinsurer upon request.

              6.03. Liability and Payment. The Reinsurer shall be responsible for the handling of, and all costs and expenses relating to, the contest, compromise or litigation of claims under the Reinsured Policies which arise after the Effective Date. The Company will not contest, compromise, or litigate a claim with respect to a Reinsured Policy unless delegated to do so in writing by the Reinsurer. Notwithstanding the foregoing, the Reinsurer shall have no liability for costs and expenses for any litigation arising out of or based on any bad faith claims practices, willful misconduct, fraud or gross negligence of the Company (without attributing to the Company the actions of the Reinsurer).


                                ARTICLE VII

                            DIVIDENDS AND COUPONS

             7.01. Participation. The Reinsurer shall participate in the dividend and coupon ("Dividends") scales in effect on the Effective Date of this Agreement. Should the Company desire to change said scales, it shall do so only upon the consent of the Reinsurer, which shall not be unreasonably withheld. The Reinsurer shall only reimburse those Dividends that are incurred after the Effective Date.

             7.02. Options. The Reinsurer shall participate in all Dividend options provided under Reinsured Policies.


                                ARTICLE VIII

                                 ACCOUNTING

             8.01. Amounts Due the Reinsurer or the Company. Except as otherwise specifically provided herein, all amounts due the Reinsurer or the Company under this Agreement shall be determined on a net basis, giving full effect to Article XII hereof.

             The Initial Reinsurance Premium, as described on the Initial Insurance Report described below, is due on the Closing Date. If positive the Initial Reinsurance Premium shall be paid to the Reinsurer, and if negative it shall be paid to the Company. The Initial Reinsurance Premium is subject to further and final adjustment pursuant to the procedures set forth in Section 4.01 hereunder.
     The Monthly Settlement shall be paid to the party to whom a balance is owed within seven (7) days of receipt of the Monthly Report described below.

              8.02. Initial Reinsurance Report. The Company shall deliver to the Reinsurer, on or before the Closing Date, a report (the "Initial Reinsurance Report") that shall provide the data required in Schedule C.

              8.03. Monthly Reports. Within seven (7) Business Days of the end of each Accounting Period the Company shall supply the Reinsurer with a report that shall provide the data required in Schedule D - Part I, attached hereto (the "Monthly Report").

              8.04. Quarterly Reports. Within ten (10) Business Days after the end of each calendar quarter the Company shall supply the Reinsurer with a report that shall provide the data required in Schedule D- Part II, attached hereto (the "Quarterly Report").

              8.05. Annual Reports. Within ten (10) Business Days after the end of each calendar year the Company shall supply the Reinsurer with a report that shall provide the data required in Schedule D - Part III, attached hereto (the "Annual Report").

              8.06. Best Efforts to Supply Actual Data. In preparing all Reports required in this Agreement, the Company shall make its best efforts to supply the actual data. If the actual data cannot be supplied with the appropriate Report, the Company shall produce best estimates, and shall provide amended reports based on actual data no more than twenty (20) Business Days after such Report was originally due.

              8.07. Survival of Article. This Article shall survive termination of this Agreement.


                                 ARTICLE IX

                            DURATION AND TERRITORY

              9.01. Duration. Except as otherwise provided herein, this Agreement shall be unlimited in duration.

              9.02. The Reinsurer's Liability. The Reinsurer's liability hereunder with respect to any Reinsured Policy will terminate on the earlier of the date on which the Reinsured Policy is terminated by death, recapture, surrender, lapse or expiry.

              9.03. New Business. This Agreement shall not apply to any business of the Company entered into after the Effective Date or entering paid-up status after the Effective Date.

              9.04. Novated Policies. This Agreement shall cease to apply to any Reinsured Policy on the date that such Reissued Policy becomes assumed by the Reinsurer by novation pursuant to the Assumption Reinsurance Agreement.

              9.05. Territory. This Agreement shall apply to Reinsured Policies covering lives and risks wherever resident or situated.

              9.06. Recapture. Upon a Reinsured Policy reinstating to a premium paying basis, such Reinsured Policy shall be recaptured based upon the terms in Schedule E.


                                  ARTICLE X

                                  INSOLVENCY

              10.01. Payments by the Reinsurer. The Reinsurer hereby agrees that, as to all reinsurance made, ceded or otherwise becoming effective hereunder, the reinsurance shall be payable by the Reinsurer on the basis of the liability of the Company under the Non-Assumed Policies, without diminution because of the insolvency, liquidation or rehabilitation of the Company or the appointment of a conservator, receiver, liquidator or statutory successor of the Company, directly to the Company or to its conservator, liquidator, receiver or other statutory successor.

              10.02. Claims. It is agreed that the conservator, receiver, liquidator or statutory successor of the Company shall give prompt written notice to the Reinsurer of the pendency or submission of a claim under any Non-Assumed Policies. During the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense available to the Company or its conservator, receiver, liquidator or statutory successor. The expense thus incurred by the Reinsurer is chargeable against the Company as a part of the expense of insolvency, liquidation or rehabilitation to the extent of a proportionate share of the benefit which accrues to the Company solely as a result of the defense undertaken by the Reinsurer. If two or more assuming reinsurers are involved in the same claim and a majority in interest elect to interpose defenses to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Company.


                                   ARTICLE XI

                                   ARBITRATION

              11.01. Appointment of Arbitrators. In the event of any disputes or differences arising under or relating in any way to this Agreement as to which agreement between the parties hereto cannot be reached, then either party can give notice, pursuant to Section 19.02 hereunder, to the other party that such dispute or difference shall be decided by arbitration. Three arbitrators will decide any dispute or difference. The arbitrators must be disinterested officers or retired officers of life insurance or life reinsurance companies other than the two parties to this Agreement or their affiliates. Each of the contracting parties agrees to appoint one of the arbitrators with the third, the "Umpire," to be chosen by the two party-appointed arbitrators. In the event that either party should fail to choose its arbitrator within twenty (20) Business Days following written notification by the other party to do so, the requesting party may choose the second arbitrator before entering upon arbitration. The two arbitrators shall select a third arbitrator to act as "Umpire." In the event that the two arbitrators shall not be able to agree on the choice of the Umpire within twenty (20) Business Days following the appointment of the second, each arbitrator shall nominate candidates within the five (5) Business Days thereafter, four of whom the other shall decline, and the Umpire shall be chosen from the two remaining candidates by drawing lots. Should the chosen Umpire decline to serve, the candidate whose lot was not drawn shall be appointed. This process shall continue until a candidate has agreed to serve.

               11.02. Decision. The arbitrators shall consider customary and standard practices in the life reinsurance business. They shall decide by a majority vote of the arbitrators. There shall be no appeal from their written decision. Judgment may be entered on the decision of the arbitrators by any court having jurisdiction.

               11.03. Expenses of Arbitration. Each party shall bear the expense of its own arbitrator (whether selected by that party, or by the other party pursuant to the procedures set out in Section 11.01) and related outside attorneys' fees, and shall equally bear with the other party the expenses of the third arbitrator and of the arbitration.

              11.04. Site and Applicable Rules of Arbitration. Any arbitration instituted pursuant to this Article shall be held in New York, New York and, to the extent applicable, the Federal Arbitration Act shall govern the interpretation and application of this Article.
     11.05. Survival of Article. This Article shall survive termination of this Agreement.


                                ARTICLE XII

                  REINSURING CLAUSE AND CONTRACTUAL CONDITIONS

              12.01. Reinsuring Clause. The amount owed the Company for any accounting period shall be the excess, if any, of Benefits less Reinsurance Premiums, and the amount owed the Reinsurer for any accounting period shall be the excess, if any, of Reinsurance Premiums over Benefits. If such amounts cannot be determined at such date on an exact basis, such payments may be determined on an estimated basis and any final adjustments are to be made within twenty (20) Business Days after the end of the Accounting Period.

             12.02. Consideration. The performance of all promises of one party shall be deemed the consideration for the performance of all the promises of the other party.

             12.03. Conditions Precedent. It is a condition precedent to the Reinsurer's liability to pay any amount for the current or future Monthly Settlements that the Company shall pay all amounts due the Reinsurer from prior Monthly Settlements.

             12.04 Utmost Good Faith. Both parties promise "utmost good faith" and each is under the affirmative duty to report any adverse information with respect to its solvency or with respect to the particular facts which relate to the Reinsured Policies.

             12.05. Recoupment and Failure of Consideration. If either party to this Agreement fails to perform this Agreement in full, then the other party has the right to suspend performance, and if the defaults cannot be cured, within one hundred and twenty (120) days following delivery of written notice from the non-defaulting party to the defaulting party, to terminate this Agreement. Alternatively, the non-defaulting party can recoup damages (including, without limitation, the amount owed plus interest from the date owed and calculated at the Chase Bank prime rate plus two points) from future Monthly
     Settlements.

              12.06. Gain or Loss Clause. The various items of account (e.g., Reinsurance Premium and Benefits) shall not be deemed to be separate debts but shall be used to determine the Monthly Settlements.

              12.07. No Waiver. The acceptance of the net accounting reports and the sums due under this Agreement shall never constitute a waiver by either party with regard to fraud or other rights.

              12.08. Limitations on Assignment. No assignment of rights or delegation of duties of the Company shall be effective unless approved by the other party in writing, signed in duplicate.
     Furthermore, such assignment shall not operate as a novation, but merely as a delegation of duties, and the assignor shall remain liable to the other party as a surety and such other party shall have no duties to the assignee beyond that as specified in this Agreement.


                                   ARTICLE XIII

                       EXECUTORY CONTRACT AND INSOLVENCY-SETOFF

              13.01. Insolvency-Setoff (or Offset). In the event either party to the Agreement shall be the subject of insolvency proceedings ("Insolvency Proceedings") all independent debts on unrelated contracts between the parties shall be setoff to the extent:

              (a) the debt from the creditor to the insolvent arose pre-petition.

              (b) the debt from the insolvent to the creditor arose pre-petition.

              (c) the debts are mutual, meaning they are between the two parties to this Agreement, and in the same right and the same capacity. The cash payment due on each reinsurance agreement between the parties shall constitute the "debt" on such agreement.

              13.02. Adequate Assurance. In the event of Insolvency Proceedings involving the Company, the Reinsurer's future performance is conditioned on receiving adequate assurance of future performance, as defined in the Uniform Commercial Code, 2-206, and the Official Comments thereunder.

              13.03. Ipso Facto Clause. If the receiver, including any liquidator or rehabilitator, of one of the parties assigns the rights or delegates the duties of this Agreement, and the assignee is the subject of Insolvency Proceedings then the other party may immediately terminate the Agreement without further performance.

              13.04. Executory Contract. In the event either party to the Agreement is the subject of Insolvency Proceedings, the receiver of the insolvent, with respect to future Monthly Settlements, may affirm or reject the Agreement, but not affirm the rewards and reject the burdens. If this Agreement is neither affirmed nor rejected within one hundred and twenty (120) days after a party becomes the subject of Insolvency Proceedings, then the Agreement shall be deemed to be rejected.

              If either party is the subject of Insolvency Proceedings other than liquidation proceedings, then the other party may request adequate assurance of continued performance and the first priority administrative expense with respect to future performance prior to the time the Agreement is either affirmed or rejected, and if such is not provided, then, after one hundred and twenty (120) days, the other party may treat its future performance as terminated.

              13.05. Insolvency Proceedings. For purposes of this Agreement the term "Insolvency Proceedings" shall include, but not be limited to, any action by a state insurance regulatory authority to place a party in, or the actual commencement of, delinquency proceedings, including conservatorship, receivership, rehabilitation, reorganization, "adjustment of debts," "voluntary supervision," or liquidation.


                                   ARTICLE XIV

                          REPRESENTATIONS AND WARRANTIES

              14.1. Representations and Warranties of the Company. The Company hereby represents and warrants to the Reinsurer that:

                 14.1.a. The Company has made available to the Reinsurer copies of all forms, applications, rates, and values with respect to the policies and shall keep the Reinsurer promptly informed with respect to any changes or modifications to such forms, applications, or rates;

                 14.1.b. The Company is licensed in good standing in all jurisdictions in which Reinsured Policies were issued or assumed and all Policies are in full compliance with applicable laws, regulations and rules. The Company has not been placed in, nor does it have any reason to believe that it is about to be placed in supervision, rehabilitation, receivership, revocation, suspension or liquidation by any insurance department;

                 14.1.c. The Company is duly organized, validly existing and in good standing under the laws of the State of Ohio, and has all necessary corporate power and authority to entitle it to use its name, to own, lease or otherwise hold its properties and assets, to carry on its business as currently conducted, and to perform its obligations;

                 14.1.d. The Reinsured Policies are in compliance with all applicable requirements of law and are on forms approved in all material respects by the appropriate governmental authorities except to the extent that failure to be in compliance therewith does not have a material adverse effect; and

                 14.1.e. Appropriate, reasonable and adequate statutory reserves are being held by the Company in support of the Reinsured Policies.

              14.2. Representations and Warranties of the Reinsurer. The Reinsurer hereby represents and warrants to the Company that:

                 14.2.a. The Reinsurer is duly organized, validly existing and in good standing under the laws of its state of domicile, and has all necessary corporate power and authority to entitle it to use its name, to own, lease or otherwise hold its properties and assets, to carry on its business as currently conducted, and to perform its obligations; and

                14.2.b. The Reinsurer is an authorized reinsurer in the State of Ohio.


                                   ARTICLE XV

                              CONDITIONS PRECEDENT

             15.1. Conditions. The obligations of the Company and the Reinsurer to consummate the transactions described hereunder are expressly subject to:

                15.1.a. On or before the Closing Date, except for the assumption reinsurance contemplated under Article XVI hereunder, the approvals of the insurance commissioners, directors, or superintendents, as the case may be, of the insurance regulatory authorities necessary for the consummation of the transactions contemplated by the Agreement, and such approvals shall be in full force and effect, and shall not impose upon either the Company or the Reinsurer any material conditions or the requirements that would impose upon either party any material additional costs;

                15.1.b. On or before the Closing Date, the Reinsurer having discovered no material errors, omissions or liabilities previously undisclosed to it in the due diligence investigation and documentation provided the Reinsurer by the Company prior to the date hereof;

                15.1.c. All of the representations and warranties made by the parties hereto in Article XIV hereunder shall be true and correct in all material respects on the date hereof and on the Closing Date as if made on such date; and

                15.1.d. On or before the Closing Date, each of the parties obtaining full corporate power and authority to execute, deliver and perform their respective obligations under this Agreement and taking all necessary corporate and other action to authorize the reinsurance of the Reinsured Policies under the terms of this Agreement.


                                    ARTICLE XVI

                                ASSUMPTION REINSURANCE

              16.1. Conditions. Should any of the conditions outlined below occur, the Reinsurer reserves the right to assumption reinsure all covered policies. Such assumption shall take effect subject to the terms of the Assumption Reinsurance Agreement executed and attached hereto as Exhibit I:

                 16.1.a.  The Company's total adjusted Risk Based
     Capital becomes lower than 225% of the Company's authorized control level and remains so for more than sixty (60) days;

                 16.1.b. Any state regulatory authority initiates any proceeding against the Company on the ground that the Company is impaired or insolvent or in hazardous financial condition;

                 16.1.c. The Company defaults on any obligation set forth in this Agreement or any other contract or agreement to which it is a party and fails to cure within ten (10) Business Days of receipt of notice of such default;

                 16.1.d. The Company fails three (3) or more IRIS ratios developed by the National Association of Insurance Commissioners and utilized by any insurance regulatory authority;

                 16.1.e. The senior management team in place on the Effective Date of this Agreement changes; or

                 16.1.f. The Company is technically insolvent or admits in writing its inability to pay its debts as they mature.


                                 ARTICLE XVII

                                INDEMNIFICATION

               17.01. The Reinsurer. The Reinsurer hereby agrees on demand to indemnify and hold harmless the Company and its respective officers, directors and employees from and against any and all demands, actions, proceedings, suits (by any person, entity or group, including, without limitation, any governmental entity) and liabilities, paid or incurred (including reasonable attorneys' fees), resulting from or arising out of the breach of or failure to perform any of the duties, obligations, covenants or agreements of the Reinsurer contained in this Agreement.

               17.02. The Company. The Company hereby agrees on demand to indemnify and hold harmless the Reinsurer and its officers, directors and employees from and against any and all demands, actions, proceedings, suits (by any person, entity or group, including, without limitation, any governmental entity) and liabilities, paid or incurred (including reasonable attorneys' fees), resulting from or arising out of the breach of or failure to perform any of the duties, obligations, covenants or agreements of the Company contained in this Agreement.

              17.03. Survival of Article. This Article shall survive termination of this Agreement.


                                 ARTICLE XVIII

                         ESTABLISHMENT OF AN ASSET TRUST

              18.01. Asset Trust. If for any reason the Reinsurer shall cease to be an authorized reinsurer in the Company's state of domicile, or, if for any reason the Company is unable to offset its primary reserve liability for the liabilities assumed by the Reinsurer hereunder, then the Reinsurer shall place assets equal to the liabilities assumed hereunder into a trust with provisions satisfactory to the insurance regulators of the Company's state of domicile. Such assets shall be satisfactory to such regulators.


                                   ARTICLE XIX

                              MISCELLANEOUS PROVISIONS

              19.01. Headings and Schedules. Headings used herein are not a part of this Agreement and shall not affect the terms hereof. The attached Schedules are a part of this Agreement.

               19.02. Notices. All notices and communications hereunder shall be in writing and shall be deemed to have been received three (3) Business Days after mailing, or if by telefax or by hand, when received, and if by overnight mail, on the next Business Day. Any written notice shall be by either certified or registered mail, return receipt requested, or overnight delivery service (providing for delivery receipt) or delivered by hand. All notices or communications with the Reinsurer under this Agreement shall be addressed as follows:

               First International Life Insurance Company
               c/o The Guardian Life Insurance Company of America
               201 Park Avenue South
               New York, New York  10003
               Attention:  Jeremy Starr
               Telefax No.:  (212) 598-8659

               All notices and communications with the Company under this Agreement shall be directed to:

               Universal Guaranty Life Insurance Company
               5250 South Sixth Street
               Springfield, Illinois  62705-5147
               Attention:  James Melville
               Telefax No.:  (217) 786-4372

               19.03. Severability. If any term or provision of this Agreement shall be held void, illegal, or unenforceable, the validity of the remaining portions or provisions shall not be affected thereby; provided, however, that to the extent that such remaining portions or provisions affect the economic positions of the parties hereunder, this Agreement shall be amended by the parties so as to return the parties to the economic positions that they would have been in had no such severance occurred or so that both parties share the economic detriment of such severance equally.

               19.04. Successors and Assigns. This Agreement may not be assigned by either party without the prior written consent of the other. The provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns as permitted herein.

               19.05. Execution in Counterpart. This Agreement may be executed by the parties hereto in any number of counterparts, and by each of the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

               19.06. Currency. All payments and accounts shall be made in United States Dollars, and all fractional amounts shall be rounded to the nearest whole dollar. For the purposes of this Agreement, if the Company receives premiums or pays Benefits in currencies other than United States Dollars, such premiums and Benefits shall be converted into United States Dollars at the actual rates of exchange at which such premiums and Benefits are entered in the Company's books.

              19.07. Amendments; Entire Agreement. This Agreement may be amended only by written agreement of the parties. This Agreement, the annexed Exhibit 1 and the Schedules, supersede all prior discussions and written and oral agreements and constitute the sole and entire agreement between the parties with respect to the subject matter hereof.

              19.08.  Investigations.  The Company will notify the
     Reinsurer immediately, in writing, of any and all investigations of the Company or its directors, principal officers or shareholders conducted by any Federal, state or local governmental or regulatory agency other than routine state insurance department examinations.

              19.09. Governing Law and Forum. This Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflicts of law thereof. Both parties hereunder hereby irrevocably and unconditionally submit themselves to the exclusive jurisdiction of the courts of the State of New York for any actions, suits or proceedings of or relating to this Agreement and the transactions contemplated thereby that cannot be resolved pursuant to the provisions of Article XI hereof.

              19.10. Interpretation. No provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted.

              19.11. Confidentiality. Except as required by law or regulatory authority, neither the Company nor the Reinsurer shall publicly disclose the purchase price or other terms of the transfer proposed herein, but this restriction shall terminate if such price and terms shall otherwise become public knowledge. In the event that the Reinsurer or its representatives are requested or required by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation, demand or similar process to disclose any terms or information regarding the herein transfer it may disclose any terms or information regarding such transfer provided, however, that to the extent practicable under the circumstances the Reinsurer shall give the Company reasonable notice of the order or request before making the disclosure provided that such notice can be provided without cost to the Reinsurer. The provisions of this Section 19.11 shall survive termination of this Agreement.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the date first above written.

                                          UNIVERSAL GUARANTY LIFE
                                             INSURANCE COMPANY


                                    By: James E. Melville
                                        Title:   President
                                        Date:    10/18/96

    Attest:

                                    By: Theodore C. Miller
                                        Title:   Vice President
                                        Date:    10/18/96



                                          FIRST INTERNATIONAL LIFE
                                              INSURANCE COMPANY


                                    By: Jeremy Starr
                                        Title:  Vice President, Reinsurance
                                        Date:   October 18, 1996

    Attest:
                                    By: Benjamin H. Mitchell
                                        Title:  Actuary
                                        Date:   October 18, 1996

                                   SCHEDULE A
                      ADMINISTRATIVE SERVICE AND STANDARDS

     On and after the date hereof, the Company will continue to service the Reinsured Policies by providing the following functions which shall be performed by the Company in the same timely manner as currently being performed and with the same diligence provided to the Company's other policies:

     Policy Service, Cash Loans and Cash Dividends, Change Dividend Option, Address Change, Ownership Change, Assignment, Benefits Change, Correspondence (to Policyholders), Coverage Changes and Conversions (No Underwriting Required), Reinstatements, Cash Surrenders/Partial Withdrawals, Coverage Changes and Conversions (Underwriting
     Required), Claims, Noncontestable Life.

A.   Policy Service

     1. Receipt and processing of Reinsured Policy service requests within the Service Standards specified herein.

     2. Updating of computer record and other files as needed to reflect requested changes.

     3. Preparation and mailing of Reinsured Policy annual statement to Policyholder for applicable plans of insurance.

B.   Policy Loan and Surrender Processing

     1.  Receipt and processing of loan and surrender requests.

     2. Updating of computer record and other files as needed to reflect the change.

     3.  Preparation and mailing of checks to Policyholders.

     4. Generation and mailing of IRS 1099 forms to Policyholders when applicable.

C.    Claims Adjudication/Complaints

     1.  Adherence to applicable state fair claims settlement regulations.

     2. Receipt, review, and processing of all complaints filed with respect to the Reinsured Policies with the various Departments of Insurance.

     3. Oversee appropriate action to be taken with regard to a complaint within guidelines established by the Reinsurer.

D.   Accounting/Banking/Auditing

     1. Providing of all accounting functions related to Reinsured Policy administration for the Reinsured Policies being serviced.

     2. Processing of all receipts, disbursements, and associated Reinsured Policy related accounting transactions.

     3. Preparation of daily accounting reports reflecting monetary transactions (checks received, checks paid, monies deposited, etc.).

     4. Managing the appropriate bank accounts, including balancing and editing of daily bank deposits.

     5. Retention of system generated accounting and Reinsured Policy transaction data and reports on a mutually agreed upon schedule.

     6. Access to Reinsured Policy, and payment information as needed to support the Reinsurer's and regulatory audits.

     7. Providing of information of annual statement schedules in annual statement format (for the information to which the Company has access).

     8. Providing of information with respect to state business pages of Annual Statement, and any other information required to prepare premium tax returns.

     9. Prepare cash trial balances and accrual trial balances on business assumed.

E.    Financial Reporting

     1. Performance of all functions necessary to support statutory reporting. Preparation of accounting reports on Policies in blue book format to be used by the Reinsurer.

     2. Performance of all functions necessary to support other regulatory reporting requirements on the Policies to include:
         .     IRS Form 1099 (Reinsured Policy related)
         .     Other Policyholders IRS reporting requirements.

     3. Performance of all reasonable analyses to assure accuracy of reported information at monthly, quarterly, and year-end periods.

     4. Assist the Reinsurer in interfacing with the Company systems and processing to allow the Reinsurer to consolidate reported results.

     5. Capacity to download certain information (to be defined by mutual agreement of the parties) into a personal computer to allow the Reinsurer to perform forecasting of future experience.

     6.  Provide necessary support for GAAP reporting purposes.

F.   Actuarial

     1. Determination of statutory reserves on a quarterly basis for the Policies.

     2. Determination of tax reserves quarterly in accordance with factors determined by the Reinsurer. On an annual basis, the Company will provide the required reserve reporting with appropriate reserve schedules summarized for tax returns.

     3. Preparation of the agreed upon annual statement schedules in annual statement format (for the information to which the Company has access).

     4.  General support of Policyholder administration.

G.   Reinsurance Processing

     1.  Maintenance of required reinsurance records on Reinsured Policies.

     2. Receipt, reconciliation, and payment of invoices from reinsurers assuming risk on Policies.

H.    Compliance

     1. Monitoring statutes and regulations of the Departments of Insurance in the various states in which the owners of Reinsured Policies are located to ensure continued compliance.

     2. Monitoring the statutes and regulations of the Department of Insurance in the various states in which the owners of Reinsured Policies are located to ensure that any communications required by such regulations or statutes are implemented.

     3. Responding to inquiries from the Departments of Insurance of the various states in which the owners of Reinsured Policies are located.


                                 SCHEDULE B
                              EXPENSE ALLOWANCE

     Expense Allowance = Base Allowance - Closing Interest

     Base Allowance = P x Reserves and Liabilities +
                      Interest Adjustment Factor

     Interest Adjustment Factor = $1,600,000 x (A - B)
     Closing Interest = (Reserves and Liabilities - Policy Loans
                        on the Effective Date - Base Allowance)
                        x D x B/365

             Where:
                 P = 23.7% for Paid-up permanent policies
                     43.4% for Paid-up term policies
                     23.0% for Dividends on deposit, endowments
                           on deposit and reserves on Paid-up
                           additions bought by Dividends
                      0.0% for provisions for policyholder
                           Dividends payable in the following year
                    100.0% for immediate payment of claim
                           reserves

                A = 30 Year Treasury Rate on the Closing Date

                B = 30 Year Treasury Rate on September 6, 1996
                        (which is 7.12%)

                D = Calendar Days between Closing Date and
                    Effective Date


                                                Records with:
                                         First Character   In-Force
                                           "class base"       Code
                Paid-up Term
                         ETI                   A,N,T            D

                         Other Term            4,5,8         B or C

                Paid-up Permanent              1,2,3         B or C

                Dividend Options              amounts in any record

                                   SCHEDULE C
                           INITIAL REINSURANCE REPORT

1.    In Force by Policy Form

            i.    Policy Count

           ii.    Amount Ceded

          iii.    Reserves

           iv.    Loans

2.    Accounting Transaction - Initial Reinsurance
      Consideration equals net of:

            i.    Due First International Life Insurance Company

                  Initial Reinsurance Premium

           ii.    Due Universal Guaranty Life Insurance Company

                  Expense Allowance

          iii.    Initial Reinsurance Consideration

                  = (i) - (ii)

                               SCHEDULE D - PART I
                       MONTHLY PERIOD REINSURANCE REPORT

                From First International Life Insurance Company
                  to Universal Guaranty Life Insurance Company
                       for the Month ending           .


     REINSURANCE PREMIUMS

     1.    Gross Premiums

     2.    a. Policy Loan Interest
           b. Policy Loan Repayments
           c. Other Amounts
           d. YRT Premiums Payable

           Subtotal (a + b + c - d)

     3.    Dividends

     4.    Administration Costs

     5.    Reinsurance Premiums
           (1)+(2)-(3)-(4)


     BENEFITS

     1.    Death Benefits (net of reinsurance)

     2.    Other Benefits under Death
           Benefit Settlement Options

     3.    Surrender and Endowment
           Payments to Policyholders

     4.    Policy Loans Made

     5.    Dividend withdrawals ( = 2c + 2d
           from Schedule D - Part I (Continued))

     6.    Benefits = (1) + (2) + (3) + (4) + (5)


     MONTHLY SETTLEMENT

     Reinsurance Premiums received by the
     Company - Benefits paid by the
     Company

     NOTE:  If Positive, payment to the Reinsurer
            If Negative, payment to the Company

                      MONTHLY PERIOD REINSURANCE REPORT



     1.    Policy loans in force

     2.    a. Dividends on Deposit
              Beginning of Period
           b. Deposits made during
              period
           c. Withdrawal of
              principle
           d. Withdrawal of
              interest
           e. Dividends on Deposit
              End of Period

     3.    Risk Based Capital

     4.    Number of IRIS Audits
           failed (attach details)

                           SCHEDULE D - PART II
                         QUARTERLY POLICY EXHIBIT


                                                       Policies


      a.  In force beginning of year

      b.  Increases

      c.  Deaths

      d.  Surrenders

      e.  Maturities

      f.  Lapse

      g.  Expirations

      h.  Decreases

      i.  In force end of period

      j.  Reserves (attach details by basis)

                            SCHEDULE D - PART III
                               ANNUAL REPORTS

       Analysis of Increase in Reserves

         1.    Reserve December 31 of prior year
         2.    Total Net Premiums
         4.    Tabular Interest
         5.    Tabular less Actual Reserves Released
         11.   Reserves Released by Other Termination (net)
         12. Annuity, Supplementary contract, disability and accumulated dividend payments
         15.   Reserves December 31 of current year


      New York State Analysis of Reserves (Exhibit 8 with face amounts)


                      Total        Industrial       Ordinary        Group


     I. Annuities     Res No. of  Res. No. of     Res. No. of    Res. No. of
                      Pol.        Pol.            Pol.           Pol.


          A.    Other than Co. Retirement Plan

          B.    Co. Retirement Plan


     II.  Supplemental Contracts

     III. Deficiency and Miscellaneous Reserves

     Tabular detail by Reinsured Policy showing age, sex, Reinsured Policy number, annual income, reserve factor and reserves for all reserves ceded on a coinsurance plan. Such detail shall be supplied in duplicate in either paper, microfiche or machine readable. If the latter is chosen, it must be formatted according to New York State requirements.

     Tax Reserves by Plan and Reserve Basis

     DAC Charge Premiums by Plan

                                SCHEDULE E
                           RECAPTURE PROVISIONS

     Should the provisions of Section 9.06 be invoked, the following accounting would transpire for policies being recaptured:


       Due to Company:

       A.  Reserves on Recaptured
           Policies on the Effective Date


       Due to Reinsurer:

       B.  Recapture fee

       Net Due
       (A - B)


     Where:

       B = A x C

       C = Appropriate percentage from chart below:

           Years from
           Effective Date*   Permanent    Dividend Option    Term
                  0              23.7%         23%           43.4%
                  1              21            20            35
                  2              18            18            29
                  3              15            15            23
                  4              13            13            19
                  5              11            11            15
                  6               9             9            12
                  7               7             7             9
                  8               5             5             6
                  9               3             3             3
                 10               0             0             0

          * Years from Effective Date represents the integral number of years since September 30, 1996. Thus, any recapture occurring before September 30, 1997 will use the factor from the row marked 0.

                                     SCHEDULE F
                                   DAC TAX ELECTION



       The Company and the Reinsurer hereby agree to the following pursuant to
       Section 1.848-2(g)(8) of the Income Tax Regulations issued December
       29, 1992, under Section 848 of the Internal Revenue Code 1986, as amended. This election shall be effective for 1991 and all subsequent taxable years for which this Agreement remains in effect.

       a. The term "party" will refer to either the Company or the Reinsurer as appropriate.

       b. The terms used in this Schedule F are defined by reference to Treasury Regulations Section 1.848-2 in effect as of December 29, 1992.

       c. The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of IRC Section 848(c)(1).

       d. Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency. The parties also agree to exchange information which may be otherwise required by the IRS.

       e. The Company will submit a schedule to the Reinsurer by April 1 of each year of its calculation of the net consideration of the preceding calendar year. This schedule will be accompanied by a statement signed by an officer of the Company stating that the Company will report such net consideration in its tax return for the preceding calendar year.

       f. The Reinsurer may contest such calculation by providing an alternate calculation to the Company in writing within 30 days of the Reinsurer's receipt of the Company's calculation. If the Reinsurer does not so notify the Company, the Reinsurer will report the net consideration as determined by the Company in the Reinsurer's tax return for the previous calendar year.

       g. If the Reinsurer contests the Company's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within 30 days of the date the Reinsurer submits its alternate calculation. If the Reinsurer and the Company reach an agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

       h. If the Company and the Reinsurer both disagree upon the final net consideration then the parties shall seek a remedy as set forth in Article XI of this Agreement.